EXHIBIT 2

                                    OPTION,
                              SECURITY AGREEMENT
                                     AND
                              BUY-SELL AGREEMENT


    This Agreement (this "AGREEMENT") is made and entered into as of the 28TH day of May, 1997 by and between JACOBS INDUSTRIES, INC., a Minnesota corporation ("INDUSTRIES") and MARSHALL FINANCIAL GROUP, INC. ("MARSHALL").

    WHEREAS, Industries is the owner of 3,217,000 shares of the common capital stock of IPI, Inc., a Minnesota corporation ("IPI") which represents approximately 67.1% of the total outstanding shares of IPI stock; and

    WHEREAS, Marshall is interested in exploring in depth the advisability of its making a substantial investment in IPI by purchasing 1,608,500 shares of IPI stock from Industries and Marshall presently desires to purchase an option to acquire such shares on the terms hereafter set forth; and

    WHEREAS, Industries is willing to grant Marshall an option to purchase from Industries 1,608,500 shares of IPI stock on the terms and conditions hereafter set forth; and

    WHEREAS, if Marshall becomes the owner of the IPI stock by exercising the Option granted hereunder, Marshall will pledge its IPI stock to secure payment of the promissory note issued in partial payment of the purchase price, and the parties also desire to restrict either party from transferring stock of IPI other than as hereafter provided,

    NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto agree as follows:

    1. GRANT OF OPTION. In consideration of the payment by Marshall to Industries of the sum of Eight Hundred Four Thousand Two Hundred Fifty and no/100 Dollars ($804,250.00) ($.50 per share) the "OPTION PRICE"), Industries hereby grants to Marshall the right and option (the "OPTION") to purchase 1,608,500 shares of common capital stock of IPI (the "OPTIONED SHARES") (such number being subject to adjustment as provided in paragraph 7 hereof) on the terms and conditions herein set forth.

    2. PURCHASE PRICE. The purchase price of the Optioned Shares shall be Six Million Seven Hundred Fifty-five Thousand Seven Hundred and no/100 Dollars ($6,755,700.00) (Four and 20/100 Dollars ($4.20) per share) provided, however, upon the exercise of the Option as hereinafter provided, the amount of the Option Price paid by Marshall to Industries shall be applied as a credit against the purchase price of the Optioned Shares in the manner hereafter provided.

    3. COMPLIANCE WITH MINNESOTA STATUTES SECTION 302A.671. Industries and Marshall acknowledge that Marshall's acquisition of the shares of IPI is within the provisions of the Minnesota Statutes Section 302A.671. Marshall agrees that within ninety (90) days after execution of this Agreement, it will deliver to IPI an information statement complying with the provisions of subdivision 2 of Minnesota Statutes Section 302A.671 together with a written undertaking to pay or reimburse IPI's expenses for conducting a special meeting of the shareholders as provided in subdivision 3 of Minnesota Statutes Section 302A.671. At the time of delivery of the information statement, Marshall shall request that a special meeting of the shareholders of IPI be called and Marshall agrees that such meeting may be held at any time prior to December 1, 1997. Industries agrees that it will use its best efforts to call a special meeting of the shareholders of IPI pursuant to subdivision 3 of Minnesota Statutes Section 302A.671 for the purpose of obtaining shareholder approval that the shares to be acquired by Marshall under the Option shall have the same voting rights as other shares of the same class of stock of IPI. In the event that the shareholders of IPI have not approved voting rights for the shares to be acquired by Marshall under the Option on or before December 1, 1997, the Option shall terminate and Industries shall thereupon forthwith refund to Marshall the Option Price together with interest thereon at a rate at all times one percent (1%) per annum in excess of the prime rate (the reference rate) in effect from time to time at First Bank, N.A. from the date of the payment of the Option Price to the date of the refund.

    4. EXERCISE OF OPTION. The Option shall be exercisable on and after January 1, 1998 until 2:00 p.m. central standard time on Monday, January 5, 1998 (time being of the essence of this Agreement) by written notice delivered to the office of Industries at Suite 2500, 100 South Fifth Street, Minneapolis, Minnesota 55402 together with payment in the form of:

         (a) readily available funds in the amount of $2,573,600 which together with the amount of Option Price of $804,250 shall constitute payment of one-half of the purchase price of the Optioned Shares, and

         (b) a negotiable promissory note (the "NOTE") in customary form satisfactory to counsel for Industries duly executed by Marshall in the principal amount of Three Million Three Hundred Seventy-seven Thousand Eight Hundred Fifty and no/100 Dollars ($3,377,850.00) due and payable one year from the date of exercise of the Option and bearing interest payable quarterly at a rate at all times one percent (1%) per annum in excess of the prime rate (the reference rate) in effect from time to time at First Bank, N.A. The maturity of the Note shall be subject to acceleration as provided in paragraph 10B hereof.

    5. DELIVERY AND PLEDGE OF STOCK. Immediately upon exercise of the Option as above provided, Marshall shall become the owner of the Optioned Shares free and clear of any claims, liens or encumbrances, other than a security interest by way of pledge to Industries to secure payment of the
Note in accordance with its terms. Industries shall cause to be issued and shall retain in its possession as pledgee an IPI stock certificate (the "CERTIFICATE") evidencing 1,608,500 shares of the common capital stock of IPI registered in the name of Marshall and Marshall shall execute and deliver a stock power in blank to be attached to the Certificate for use in the event of default under the Note


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

and foreclosure of the security interest in such shares. In the event of default under the Note, Industries shall have all the rights in the pledged stock granted to a secured party under the Minnesota Uniform Commercial Code.

    6. NON-TRANSFERABILITY OF OPTION RIGHTS. The Option shall not be transferable or assignable by operation of law or otherwise and the Option may be exercised only by Marshall. Any attempt at assignment, transfer, pledge, hypothecation or other disposition of the Option contrary to the provisions hereof, or the levy of any execution, attachment or similar process upon the Option, shall be null and void and without effect. In the event of the death of Dennis Mathisen before the Option is exercised, the Option shall terminate and Industries shall thereupon forthwith refund to Marshall the Option Price together with interest thereon at a rate at all times one percent (1%) per annum in excess of the prime rate (the reference rate) in effect from time to time at First Bank, N.A. from the date of the payment of the Option Price to the date of the refund.

    7. CHANGES IN CAPITAL STRUCTURE. If the Option is exercised subsequent to any share dividend, recapitalization, merger, consolidation, exchange of shares or reorganization as a result of which shares of any class shall be issued in respect to the presently outstanding stock of IPI or such stock shall be changed into the same or a different number of shares of the same or another class or classes of stock, upon exercising the Option, Marshall shall receive the number and class of shares to which it would have been entitled if it has purchased the Optioned Shares at the date hereof.

    8. NO REGISTRATION. Marshall acknowledges that the Optioned Shares have not been and will not be, upon exercise of this Option, registered under the Securities Act of 1933. Marshall represents to Industries that it is acquiring the shares for investment purposes and it is able to bear the economic risk of the investment for an indefinite period of time since the shares so acquired cannot be sold unless they are subsequently registered or an exemption from such registration is


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

available. Marshall agrees that a legend may be placed on the stock certificates acknowledging the restrictions on subsequent distribution of the shares.

    9. NO REPRESENTATIONS BY INDUSTRIES. Marshall represents and acknowledges:

         (a)  that it is an experienced and sophisticated investor;

         (b) that in purchasing the Option it has relied upon publicly available information regarding the business affairs and financial condition of IPI and it has not received or relied upon any representations of any kind by Industries or any individual associated with Industries; and

         (c) that in deciding whether to exercise the Option, it will make such investigation of the relevant facts as it deems appropriate and it will not rely upon any representations by Industries or individuals associated with Industries.

    10.  BUY-SELL AGREEMENT.

    A. At any time after valid exercise of the Option and until this Agreement is terminated as provided in paragraph 11 hereof, either Industries or Marshall shall have the right to initiate the buy-sell procedures and terms set forth in this section with respect to all of the shares of IPI stock owned by Marshall upon exercise of the Option (1,608,500 shares) and the like number of shares which will be owned by Industries after exercise of the Option (1,608,500 shares). To initiate the procedure a party (the "ELECTING PARTY") shall give a written offer (the "OFFER") to the other party (the "NON-ELECTING PARTY") to sell its 1,608,500 shares of IPI stock at a specified price per share (the "SPECIFIED PRICE") payable in cash or equivalent at closing (the "CLOSING") or to purchase the Non-Electing Party's 1,608,500 shares of IPI stock at the Specified Price per share payable in cash or equivalent at Closing. Within ninety (90) days after receipt of the Offer from the Electing Party the Non-Electing Party shall, by written notice to Electing Party, accept either the Electing Party's Offer to sell or its Offer to buy, at the option of the Non-Electing Party. If the Non-Electing Party fails to give such written notice within the time specified, the Non-Electing Party shall be deemed to have


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

accepted the Offer from the Electing Party to buy and the Non-Electing party shall be bound to sell and the transaction shall proceed at Closing as if the Non-Electing Party had agreed by written notice to accept the Electing Party's Offer to buy.

    B. The Closing of a transaction initiated pursuant to this section shall occur on or before the 120th day following the receipt of the Offer.
At Closing, the purchasing party shall pay the purchase price in readily available funds against delivery of certificates evidencing the purchased shares duly endorsed for transfer to the purchasing party good and sufficient to transfer to the purchasing party title to such shares free and clear of all claims and encumbrances. If the Note is not paid in full at the time of closing, the unpaid balance shall be due and payable at closing.

    C. Prior to execution of the Option, Industries agrees that it will not sell, transfer, assign or otherwise dispose of the 1,608,500 shares of IPI stock owned by it. Upon exercise of the Option, Industries and Marshall agree that neither party shall transfer, assign or otherwise dispose of the 1,608,500 shares of IPI owned by each of them except in accordance with the procedures provided in Section 10 of this Agreement.

    D. Industries and Marshall agree that the certificates evidencing the 1,608,500 shares of IPI stock owned by each of them shall be endorsed with a legend stating that transfer of such shares is prohibited except in accordance with this Agreement.

    11. TERMINATION OF THIS AGREEMENT. This Agreement may be terminated at any time by written agreement duly executed by Industries and Marshall.

    12. GOVERNING LAWS. This Agreement shall be governed by the laws of the State of Minnesota.

    IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

                                       JACOBS INDUSTRIES, INC.


                                       By:
                                           ------------------------------------
                                              Its:
                                                   ----------------------------



                                       MARSHALL FINANCIAL GROUP, INC.


                                       By:
                                           ------------------------------------
                                              Its:
                                                   ----------------------------

                 FIRST AMENDMENT TO OPTION, SECURITY AGREEMENT
                            AND BUY-SELL AGREEMENT


    THIS FIRST AMENDMENT TO OPTION, SECURITY AGREEMENT AND BUY-SELL AGREEMENT, is made and entered into as of the _____ day of May, 1997 by and between JACOBS INDUSTRIES, INC. ("INDUSTRIES") and MARSHALL FINANCIAL GROUP, INC. ("MARSHALL");

    WHEREAS, Industries and Marshall entered into an Option, Security Agreement and Buy-Sell Agreement on the _____ day of May, 1997 (the "AGREEMENT"); and

    WHEREAS, Industries has entered into an Option and Security Agreement with DOROTHY GALLOWAY ("GALLOWAY") whereunder Galloway has granted to Industries an option to acquire 79,272 shares of the common capital stock of IPI, INC., a Minnesota corporation ("IPI"); and

    WHEREAS, Marshall has entered into an Option and Security Agreement with Galloway whereunder Galloway has granted to Marshall an option to acquire 79,272 shares of the common capital stock of IPI; and

    WHEREAS, Industries and Marshall desire that paragraph 10 of the Agreement be amended so as to extend to and cover the shares that either may acquire from Galloway by exercise of the options granted to each as hereinabove stated,

    NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and for other good and valuable consideration, the parties hereto have agreed and do hereby agree as follows:

    1. Any shares of IPI stock acquired by Marshall and Industries from Galloway, whether pursuant to the options granted by Galloway hereinabove mentioned, or otherwise, shall be subject to and covered by all of the terms of paragraph 10 of the Agreement in the same manner and with the same effect as is provided therein with respect to the 1,608,500 shares of IPI stock that is specifically referred to in the Agreement.

    2. Except as amended and supplemented as provided herein, the Option, Security Agreement and Buy-Sell Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties have executed this First Amendment to Option, Security Agreement and Buy-Sell Agreement the day and year first above written.


                                       JACOBS INDUSTRIES, INC.


                                       By:
                                           ------------------------------------
                                              Its:
                                                   ----------------------------



                                       MARSHALL FINANCIAL GROUP, INC.


                                       By:
                                           ------------------------------------
                                              Its:
                                                   ----------------------------


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